As filed with the Securities and Exchange Commission on December 21, 2018

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 NO. 333-219200

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 NO. 333-197356

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 NO. 333-193787

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Gastar Exploration Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35211	38-3531640
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GASTAR EXPLORATION INC. LONG-TERM STOCK INCENTIVE PLAN

AMENDED AND RESTATED GASTAR EXPLORATION INC. LONG-TERM INCENTIVE PLAN

GASTAR EXPLORATION INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plans)

(Name, address, including zip code and telephone number, including area code, of agent for service)	Copy of communications to:
Michael A. Gerlich	Brooks W. Antweil
Chief Financial Officer	Kirkland & Ellis LLP
1331 Lamar Street, Suite 650	609 Main Street, 45th Floor
Houston, Texas 77010	Houston, Texas 77002
(713) 739-1800	(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by Gastar Exploration Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission:

•

Registration Statement No. 333-219200, filed on Form S-8 on July 7, 2017, pertaining to the registration of 15,400,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) issued or issuable under the Gastar Exploration Inc. Amended and Restated Long-Term Incentive Plan;

•

Registration Statement No. 333-197356, filed on Form S-8 on July 11, 2014, pertaining to the registration of 3,300,000 shares of Common Stock, issued or issuable under the Amended and Restated Gastar Exploration Inc. Long-Term Incentive Plan; and

•

Registration Statement No. 333-193787, filed on Form S-8 on February 6, 2014, pertaining to the registration of 6,769,145 shares of Common Stock issued or issuable under the Gastar Exploration Inc. Long-Term Stock Incentive Plan.

On October 31, 2018, the Company and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 (the “Filing”) of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which cases are being jointly administered under the caption In re Gastar Exploration Inc., et al, Case No. 18-18-36057 (the “Chapter 11 Cases”). On December 20, 2018, the Company’s prepackaged plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court. Pursuant to the terms of the Plan, among other things, holders of Common Stock (other than those affiliated with Ares Management LLC) will receive their pro rata share of $150,000 and the Common Stock will be canceled, subject to the right of one holder of preferred stock to elect on or prior in January 4, 2019, to receive warrants to purchase less than 1% of the common equity interests in the Company or its successor following emergence from the Chapter 11 Cases.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2018.

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statements has been signed by the following persons in the capacities indicated on December 21, 2018.

Signature	Title

/s/ Jerry R. Schuyler	Interim Chief Executive Officer
Jerry R. Schuyler	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Michael A. Gerlich	Senior Vice President and
Michael A. Gerlich	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Randolph C. Coley	Director
Randolph C. Coley

/s/ Harry Quarls	Director
Harry Quarls

*	Director
Robert D. Penner

/s/ Stephen A. Holditch	Director
Stephen A. Holditch

/s/ Marc Beilinson	Director
Marc Beilinson

/s/ William L. Transier	Director
William L. Transier

By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Attorney-in-fact

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